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EXHIBIT 99.1

REPRESENTATION OF ARTHUR ANDERSEN LLP

March 28, 2002

United States Securities and Exchange Commission
Washington, D.C. 20549

Chief Accountant:

        Please be advised that Arthur Andersen, LLP has audited the consolidated financial statements of Station Casinos, Inc. and subsidiaries as of December 31, 2001 and for the year then ended and issued its report thereon dated January 29, 2002. Arthur Andersen LLP has represented to us that this audit was subject to their quality control system for the United States accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Sincerely,
Station Casinos, Inc.

By:	/s/ GLENN C. CHRISTENSON
Glenn C. Christenson Executive Vice President, Chief Financial Officer, Chief Administrative Officer, Treasurer and Director (Principal Financial and Accounting Officer)

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EXHIBIT 99.1
REPRESENTATION OF ARTHUR ANDERSEN LLP